The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                             As filed Pursuant to Rule 424(b)(3)
                                                           Registration No.

                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 25, 2001

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 18, 2000)

                                  $400,000,000

                                LEGG MASON, INC.

                              % SENIOR NOTES DUE 2008
                                 -------------

    We will pay interest on the senior notes on             and             of
each year, beginning on             , 2001. The senior notes will mature on
            , 2008.

    The senior notes will be unsecured obligations and rank equally with our other unsecured senior indebtedness. The senior notes will be issued only in registered form in denominations of $1,000.

    INVESTING IN THE SENIOR NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.
                                ----------------

                                                     PER SENIOR NOTE          TOTAL
                                                     ---------------         --------
Public offering price(1)...........................         %                   $

Underwriting discount..............................         %                   $

Proceeds, before expenses, to Legg Mason...........         %                   $

       (1) Plus accrued interest from         , 2001, if settlement occurs after
           that date.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The senior notes will be ready for delivery in book-entry form only through
The Depository Trust Company on or about             , 2001.

                               ------------------

LEGG MASON WOOD WALKER,
            INCORPORATED

           MERRILL LYNCH & CO.

                      BEAR, STEARNS & CO. INC.

                                 GOLDMAN, SACHS & CO.

                               ------------------

           The date of this prospectus supplement is         , 2001.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................     S-3
Incorporation of Certain Documents by Reference.............     S-3
Forward-Looking Information.................................     S-4
Prospectus Supplement Summary...............................     S-5
Risk Factors................................................     S-8
Use of Proceeds.............................................    S-14
Capitalization..............................................    S-14
Description of Senior Notes.................................    S-16
Underwriting................................................    S-18
Legal Matters...............................................    S-19
Independent Public Accountants..............................    S-19

                                   PROSPECTUS


Where You Can Find More Information.........................      3
The Company.................................................      4
Consolidated Ratio of Earnings to Fixed Charges.............      5
Use of Proceeds.............................................      5
Description of Debt Securities..............................      5
Description of Capital Stock................................     18
Limitations on Issuance of Bearer Securities................     20
Erisa Matters...............................................     21
Holding Company Structure...................................     22
Plan of Distribution........................................     22
Legal Matters...............................................     24
Experts.....................................................     24

                               ------------------

    This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the senior notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the senior notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed, on the other hand, the information in this prospectus supplement shall control.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
                               ------------------

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on its public reference room. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We are "incorporating by reference" into this prospectus supplement certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained in subsequent documents incorporated by reference or appearing directly in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that Legg Mason has previously filed with the SEC. These documents contain important information about Legg Mason and its finances.

LEGG MASON SEC FILINGS (FILE NO. 1-8529)            PERIOD/DATE FILED
----------------------------------------  -------------------------------------
Annual Report on Form 10-K............    Fiscal year ended March 31, 2001
Proxy Statement.......................    Filed June 21, 2001

    All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement to the end of the offering of the senior notes under this document shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus supplement.

    You may request a copy of these filings at no cost, by writing or calling Legg Mason at the following address or telephone number:

                                          Corporate Secretary
                                          Legg Mason, Inc.
                                          100 Light Street
                                          Baltimore, Maryland 21202
                                          Tel (410) 539-0000, Fax
                                          (410) 454-4044

                          FORWARD-LOOKING INFORMATION

    Some of the statements under "Prospectus Supplement Summary" and elsewhere in this prospectus supplement and any documents incorporated by reference constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from those expressed or implied by any forward-looking statements. These forward-looking statements may contain information related, but not limited to:

    - anticipated growth in revenues or earnings per share;

    - anticipated changes in our business or in the amount of client assets under management;

    - anticipated expense levels and expectations regarding financial market conditions; and

    - anticipated performance of recent, pending and future acquisitions.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially due to a number of factors including:

    - the volatile and competitive nature of the financial services industry;

    - changes in domestic and foreign economic and market conditions;

    - the loss of key employees or principals of our current or future operating subsidiaries;

    - the effect of current and future federal, state and foreign regulation of the financial services industry, including potential liability under applicable securities laws;

    - market, credit and liquidity risks associated with our underwriting, securities trading, market-making and investment management activities;

    - the impairment of acquired client contracts;

    - potential restrictions on the business of, and withdrawal of capital from, certain of our subsidiaries due to net capital requirements; and

    - the effect of any acquisitions including the acquisition of Private Capital Management, L.P. ("PCM").

    Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this prospectus supplement. In assessing these forward-looking statements you should carefully consider the factors discussed under the captions "Risk Factors" in this document and "Business--Factors Affecting the Company and the Financial Services Industry" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our most recent annual report on Form 10-K, which describe risks and factors that could cause results to differ materially from those projected in such forward-looking statements.

    We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks or the impact of such new risks on our businesses. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THIS OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE OTHER DOCUMENTS WE REFER TO OR INCORPORATE BY REFERENCE, INCLUDING "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. WHENEVER WE REFER TO "LEGG MASON" OR TO "US," OR USE THE TERMS "WE" OR "OUR" IN THIS PROSPECTUS SUPPLEMENT, WE ARE REFERRING TO LEGG MASON, INC., A MARYLAND CORPORATION, AND ITS CONSOLIDATED SUBSIDIARIES. HOWEVER, FOR PURPOSES OF THE SECTION ENTITLED "DESCRIPTION OF SENIOR NOTES," WHENEVER WE REFER TO "LEGG MASON" OR TO "US," OR USE THE TERMS "WE" OR "OUR," WE ARE REFERRING ONLY TO LEGG MASON, INC. AND NOT TO ANY OF ITS SUBSIDIARIES.

    WE INCORPORATE IMPORTANT INFORMATION INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BY REFERENCE. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS UNDER "WHERE YOU CAN FIND MORE INFORMATION."

                                LEGG MASON, INC.

    We are a holding company, which, through our subsidiaries, is principally engaged in providing the following services to individuals, institutions, corporations and municipalities:

    - asset management;

    - securities brokerage;

    - investment banking; and

    - other related financial services.

    As of March 31, 2001, our asset management subsidiaries had $139.9 billion of assets under management. Our principal asset management subsidiaries are:

    - Legg Mason Funds Management, Inc., which manages company-sponsored mutual funds;

    - Western Asset Management Company, which manages fixed-income and currency assets for institutional clients;

    - Western Asset Management Company Limited, which manages fixed-income and currency assets for international clients;

    - Perigee Investment Counsel Inc., which is an institutional investment manager in Canada;

    - Brandywine Asset Management, Inc., which primarily manages equity portfolios for institutional clients;

    - Batterymarch Financial Management, Inc., which manages U.S., international and emerging markets equity portfolios for institutional clients;

    - Legg Mason Capital Management, Inc., which manages equity portfolios primarily for institutional accounts;

    - Bartlett & Co., which manages balanced, equity and fixed-income portfolios for high net worth individual and institutional clients;

    - LeggMason Investors Holdings plc, which primarily manages equity retail funds in the United Kingdom;

    - Barrett Associates, Inc. (68% owned), which is an asset manager for high net worth individuals, families, endowments and foundations;

    - Gray, Seifert & Co., Inc., which primarily manages equity portfolios for high net worth individuals and family group, endowment and foundation clients; and

    - Berkshire Asset Management, Inc., which primarily manages equity and fixed-income portfolios for individual investors and family groups.

    Legg Mason Trust, fsb, a federally-chartered unitary thrift institution with authority to exercise trust powers, provides services as a trustee for trusts established by individual and employee benefit plan clients and manages fixed-income and equity assets.

    Our principal broker-dealer subsidiary is Legg Mason Wood Walker, Incorporated, a full service broker-dealer and investment banking firm operating primarily in the Eastern and Southern regions of the United States.

    Our real estate finance subsidiary is Legg Mason Real Estate
Services, Inc., which is primarily engaged in commercial mortgage banking and loan servicing and discretionary and non-discretionary management of commercial real estate-related assets.

    We were incorporated in Maryland in 1981 to serve as a holding company for Legg Mason Wood Walker, Incorporated and our other subsidiaries. The predecessor company to Legg Mason Wood Walker, Incorporated was formed in 1970 under the name Legg Mason & Co., Inc. to combine the operations of Legg & Co., a Maryland-based broker-dealer formed in 1899, and Mason & Company, Inc., a Virginia-based broker-dealer formed in 1962. Our subsequent growth has occurred through internal expansion as well as through our acquisition of asset management, broker-dealer and commercial mortgage banking firms. Our principal offices are located at 100 Light Street, Baltimore, Maryland 21202. Our telephone number is (410) 539-0000.

                              RECENT DEVELOPMENTS

ACQUISITION OF PRIVATE CAPITAL MANAGEMENT

    On May 29, 2001 we entered into a definitive agreement to acquire Private Capital Management, L.P. ("PCM"). PCM, which is privately owned, manages equity assets for high net worth individuals, families, endowments, foundations and selected institutions. PCM's principals have entered into employment agreements pursuant to which they have agreed to remain with the firm. Upon consummation of the acquisition, PCM will be a wholly owned subsidiary of Legg Mason.

    The purchase price is $682 million in cash and two contingent "earn-out" payments based on PCM's growth through the third and fifth anniversaries of closing. The aggregate transaction price is capped at $1.382 billion.

    The transaction is subject to various conditions, including satisfaction of certain regulatory requirements, and is currently expected to close in July 2001.

LYONS OFFERING

    On June 6, 2001, we closed a private placement of $567.3 million aggregate principal amount at maturity of liquid yield option notes ("LYONs"). The aggregate gross proceeds of the placement to us were $250 million.

                                  THE OFFERING

Issuer....................................  Legg Mason, Inc.

Senior Notes..............................  $400,000,000 aggregate principal amount of senior notes due 2008. Each senior note will be issued at a price of
                                            100% per note and a principal amount of $1,000.

Maturity of Senior Notes..................  , 2008

Interest..................................  % per annum, payable semi-annually in arrears on
                                                        and             commencing             ,
                                            2001.

Ranking...................................  The senior notes will be unsecured and unsubordinated obligations and will rank equal in right of payment to
                                            all our existing and future unsecured and unsubordinated
                                            indebtedness. However, the senior notes will be
                                            effectively subordinated to all existing and future
                                            obligations of our subsidiaries. We do not have any
                                            subordinated indebtedness outstanding.

Sinking Fund..............................  None.

Events of Default.........................  If there is an event of default on the senior notes, the principal amount of the senior notes plus accrued and
                                            unpaid interest may be declared due and payable. These
                                            amounts automatically become due and payable in certain
                                            circumstances. See "Description of Debt
                                            Securities--Events of Default" on page 13 of the
                                            prospectus.

Use of Proceeds...........................  We expect to use a portion of the proceeds of this offering to pay a portion of the purchase price for the
                                            acquisition of PCM. We will use the remaining proceeds
                                            for general corporate purposes, which may include other
                                            acquisitions. See "Use of Proceeds."

DTC Eligibility...........................  The senior notes will be issued in book-entry form and will be represented by one or more permanent global
                                            certificates deposited with a custodian for and
                                            registered in the name of a nominee of DTC in New York,
                                            New York. Beneficial interests in any such securities
                                            will be shown on, and transfers will be effected only
                                            through, records maintained by DTC and its direct and
                                            indirect participants and any such interest may not be
                                            exchanged for certificated securities, except in limited
                                            circumstances. See "Description of Senior
                                            Notes--Book-Entry Procedures."

Trading...................................  The senior notes will not be listed on any securities exchange or included in any automated quotation system.

Risk Factors..............................  Before purchasing any senior notes, you should carefully consider the factors described in the "Risk Factors"
                                            section beginning on page S-8 of this prospectus
                                            supplement.

                                  RISK FACTORS

    Before purchasing any senior notes, you should carefully consider the following risk factors in addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus.

                         RISKS RELATED TO THIS OFFERING

AN ACTIVE TRADING MARKET FOR THE SENIOR NOTES MAY NOT DEVELOP.

    The senior notes comprise a new issue of securities for which there is currently no public market. The senior notes will not be listed on any securities exchange or included in any automated quotation system. We do not know whether an active trading market will develop for the senior notes. If the senior notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

OUR HOLDING COMPANY STRUCTURE RESULTS IN STRUCTURAL SUBORDINATION AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE SENIOR NOTES.

    The senior notes are obligations exclusively of Legg Mason, Inc. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the senior notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the senior notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions, including regulatory capital requirements. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, and to that subsidiary's preferred stockholders, if any. The senior notes do not restrict the ability of our subsidiaries to incur additional liabilities, including indebtedness, or issue preferred stock. In addition, the senior notes are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

                     RISKS RELATING TO THE PCM ACQUISITION

OUR PENDING ACQUISITION OF PCM PRESENTS RISKS AND CHALLENGES.

    The acquisition of PCM, like all acquisitions, involves a number of risks and presents financial, managerial and operational challenges, including:

    - adverse effects on our reported earnings per share under current accounting rules, which are expected to change, due to the amortization of intangible assets associated with the acquisition;

    - existence of unknown liabilities; and

    - potential disputes with the sellers.

    There are currently no audited financial statements available for PCM.

    The loss of either of the two principals of PCM, who have entered into employment contracts, could have a material adverse effect on PCM's performance. An acquisition increases the risk that any business, including PCM, may lose customers or employees. PCM could underperform relative to our expectations. Adverse market conditions or poor investment performance by PCM may adversely affect PCM's assets under management and revenue, including incentive fees from funds, which have constituted a significant portion of PCM's revenues. We cannot assure you that PCM's funds will continue to perform as well as in the past or that the terms under which it earns incentive fees will not change. We could also experience financial or other setbacks if PCM has problems of which we are not aware.

    Also, the PCM acquisition is subject to various conditions, so we cannot be certain it will close.

                         RISKS RELATED TO OUR BUSINESS

A DECLINE IN THE PRICES OF SECURITIES COULD LEAD TO A DECLINE IN OUR ASSETS UNDER MANAGEMENT, REVENUES AND EARNINGS.

    A large portion of our revenues is derived from investment advisory contracts with our clients. Under these contracts, the investment advisory fees we receive are typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally may cause our revenues and income to decline by:

    - causing the value of our assets under management to decrease, which would result in lower investment advisory fees; or

    - causing our clients to withdraw funds in favor of investments they perceive offer greater opportunity or lower risk, which would also result in lower investment advisory fees.

    If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

WE COULD LOSE CLIENTS AND SUFFER A DECLINE IN OUR REVENUES AND EARNINGS IF THE INVESTMENTS WE CHOOSE PERFORM POORLY, REGARDLESS OF THE TREND IN THE PRICES OF SECURITIES.

    We believe that investment performance is one of the most important factors for the growth of our assets under management. Poor investment performance could impair our revenues and growth because:

    - existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory fees; or

    - our ability to attract funds from existing and new clients might diminish.

    If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

OUR CLIENTS CAN REMOVE THE ASSETS WE MANAGE ON SHORT NOTICE.

    Our investment advisory and administrative contracts are generally terminable at will or upon relatively short notice, and mutual fund investors may redeem their investments in the funds at any time without prior notice. Institutional and individual clients can terminate their relationships with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, loss of key investment management personnel and financial market performance. In a declining stock market the pace of mutual fund redemptions could accelerate. Poor performance relative to other investment management firms tends to result in decreased purchases of fund shares, increased redemptions of fund shares, and the loss of institutional or individual accounts. The decrease in revenues that could result from any such event could have a material adverse effect on our business.

OUR LEVERAGE MAY AFFECT OUR BUSINESS AND MAY RESTRICT OUR OPERATING FLEXIBILITY.

    At March 31, 2001, on a consolidated basis after giving effect to our recent private placement of LYONs, we would have had approximately $473.9 million in total indebtedness and total equity of $927.7 million. The LYONs had an initial principal amount of $250 million and will accrete to $567.3 million in principal amount in 2031 unless previously repaid or converted. This offering will increase our leverage. In addition, we may incur additional indebtedness in the future, possibly to finance acquisitions. The level of our indebtedness could:

    - limit cash flow available for general corporate purposes due to the ongoing cash flow requirements for debt service;

    - limit our ability to obtain additional debt financing in the future or to borrow under our existing credit facility (which requires that our debt shall not exceed 50% of our total capitalization);

    - limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally;

    - subject us to covenants that limit our flexibility; and

    - place us at a competitive disadvantage compared to our competitors that have less debt.

    Our ability to make scheduled payments of principal of, to pay interest on, or to refinance, our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

THE FAILURE OF AN ACQUIRED BUSINESS TO PERFORM AS ANTICIPATED COULD HAVE A NEGATIVE EFFECT ON OUR OPERATIONS.

    As part of our business strategy, we review acquisitions in the ordinary course. Prior to the PCM acquisition, we made two other acquisitions of businesses for an aggregate price of approximately $236 million in our fiscal year ending March 31, 2001. We also made acquisitions in the fiscal year ended March 31, 2000.

    We regularly engage in discussions with respect to potential acquisitions, some of which may be material. We are currently engaged in discussions regarding acquisitions that combined would be substantially smaller than the PCM acquisition. We do not currently know whether we will consummate these potential acquisitions, or any other transactions. If we do, we will be exposed to many of the risks described above under "Risk Factors--Risks Relating to the PCM Acquisition," as well as the risk that we do not receive the value we expect to receive from the acquisition. Future acquisitions may further increase our leverage.

THE LOSS OF KEY PERSONNEL AND ANY INABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD MATERIALLY ADVERSELY IMPACT OUR OPERATIONS.

    We are dependent on the continued services of our management team, including our Chief Executive Officer. The loss of such personnel without adequate replacement could have a material adverse effect on us. Additionally, we need qualified managers and skilled employees with financial services experience in order to operate our business successfully. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations would be materially adversely affected.

THE FINANCIAL SERVICES INDUSTRY IS SUBJECT TO SUBSTANTIAL FLUCTUATIONS DUE TO SHORT TERM FACTORS AND OVER THE LONG RUN DUE TO EVENTS AND CHANGES IN NATIONAL AND INTERNATIONAL POLITICS, BUSINESS AND FINANCIAL TRENDS AND INTEREST RATE MOVEMENTS.

    There are substantial fluctuations in volume and price levels of securities transactions in the financial services industry. These fluctuations can occur on a daily basis and over longer periods as a result of national and international economic and political events, broad trends in business and finance, and interest rate movements. Reduced volume and prices generally result in lower brokerage and investment banking revenues, trading losses as both principal and underwriter and loss or reduction in incentive and performance fees. Periods of reduced volume may adversely affect profitability because fixed costs remain relatively unchanged. To the extent that purchases of securities are permitted to be made on margin, securities firms also are subject to risks inherent in extending credit. These risks are particularly high during periods of rapidly declining markets because a market decline could reduce collateral value below the amount of a customer's indebtedness. The business cycles of our different operations and subsidiaries may occur contemporaneously. Consequently, the effect of an economic downturn may have a magnified negative effect on our business. In a period of reduced margin usage by clients, the interest profit of a securities firm may be adversely affected. In the past, heavy trading volume has caused clearance and processing problems for securities firms, and this could occur in the future. In addition, securities firms face risk of loss from errors that can occur in the execution and settlement process.

DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING AND BUSINESS FACTORS COULD NEGATIVELY AFFECT OUR INTERESTS AND BUSINESS EFFORT.

    A number of our subsidiaries operate in Canada and the United Kingdom on behalf of Canadian and UK clients. Our international operations require us to comply with the legal requirements of foreign jurisdictions and expose us to the political consequences of operating in foreign jurisdictions. Our foreign business operations are also subject to the following risks:

    - difficulty in managing, operating and marketing our international operations;

    - fluctuations in currency exchange rates which may result in substantial negative effects on assets under management; and

    - significant adverse changes in foreign legal and regulatory environments.

FAILURE TO KEEP UP WITH THE ADMINISTRATIVE WORKLOAD ASSOCIATED WITH HIGH TRANSACTION VOLUME COULD SUBJECT US TO DISCIPLINARY ACTION AND CLIENT CLAIMS.

    There is considerable fluctuation during any year and from year-to-year in the volume of transactions we must process. We record transactions and post our books on a daily basis. Operations personnel monitor day-to-day operations to determine compliance with applicable laws, rules and regulations. Failure to keep current and accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients.

TECHNOLOGY SPENDING MAY HAMPER FUTURE PROFITABILITY AND MAY BE INSUFFICIENT TO MAINTAIN OUR COMPETITIVE POSITION.

    During the past several years, we have increased expenditures on technology, particularly as it relates to expanding our client support and building new business opportunities using the Internet. We may continue to incur substantial future costs in the form of additional spending on technology. There is no guarantee that any benefit will accrue to us as the result of past, present and future technology spending and such spending may have an adverse effect on our profitability. Moreover, it is possible that our technology may prove insufficient in relation to our competition, thus adversely affecting our future business prospects.

COMPETITION MAY ADVERSELY AFFECT FINANCIAL AND OPERATING PERFORMANCE.

    The financial services businesses we are engaged in are extremely competitive. Competition includes numerous national, regional and local asset management firms and broker-dealers, and commercial bank and thrift institutions. Many of these organizations have substantially more personnel and greater financial resources than we do. Discount brokerage firms oriented to the retail market, including firms affiliated with banks and mutual fund organizations and on-line brokerage firms, are devoting substantial funds to advertising and direct solicitation of customers in order to increase their share of commission dollars and other securities-related income. We also compete for investment funds with banks, insurance companies and investment companies.

    The financial services industry has undergone considerable consolidation, resulting in many cases in firms with greater financial resources than us. In addition, a number of heavily capitalized companies that were not previously engaged in the financial services industry have made investments in and acquired financial services firms. Increasing competitive pressures in the financial services industry require us to offer our customers many of the financial services that are provided by much larger firms that have substantially greater resources than us. A sizable number of new asset management firms and mutual funds have been established in recent years, increasing competition in that area of our activities.

    An increasing number of firms that offer discount brokerage services to individual investors have been established in recent years. Included in these firms are on-line brokerage firms and affiliates of banks and mutual fund organizations. These firms generally effect transactions at substantially lower commission rates on an "execution only" basis, including through the Internet, without offering other services like investment and financial advice and research that are provided by "full-service" brokerage firms such as us. Some of these discount brokerage firms have increased the range of services that they offer. Continued increases in the number of discount brokerage firms and services provided by these firms may adversely affect us.

    In addition, some full-service brokerage firms have begun to provide to customers discount services, including on-line trading over the Internet. In response to the substantial recent growth in the availability of, and investor demand for, on-line securities trading, we began to offer our clients the ability to execute certain securities transactions on-line during fiscal year 2000. Our retail business may be adversely affected by the growing demand for and availability of on-line securities trading, including our provision of on-line trading services at competitive prices.

    Certain institutions, notably commercial banks and thrift institutions, have become a competitive factor in the financial services industry by offering investment banking and corporate and individual financial services traditionally provided only by securities firms. Commercial banks, generally, are expanding their securities activities and their activities relating to the provision of financial services, and are deriving more revenue from these activities. In addition, in November 1999, legislation was passed that effectively repealed certain laws that separated commercial banking, investment banking and insurance activities. This legislation allows commercial banks, securities firms and insurance firms to affiliate, which may accelerate consolidation and lead to increasing competition in markets traditionally dominated by investment banks and retail securities firms. Continued expansion of the type and extent of competitive services that banks and other institutions offer, or further repeal or modification of administrative or legislative barriers may adversely affect financial services firms such as us that are heavily oriented to individual investors.

WE ARE SUBJECT TO EXTENSIVE REGULATIONS.

    Our U.S. asset management subsidiaries and sponsored mutual funds are subject to extensive federal regulation by the SEC and are also required to make notice filings in certain states. Possible sanctions which may be imposed for a failure to comply with laws and regulations include the suspension of individual employees, limitation on the asset management subsidiary engaging in the asset management business for specified periods of time, the revocation of registrations and other censures and fines. A regulatory proceeding, regardless of whether it results in sanction, can require substantial expenditures and can have an adverse effect on the reputation of an asset manager.

    Broker-dealers are subject to regulations that cover all aspects of the securities industry. Additional legislation, changes in rules promulgated by the SEC and self-regulatory authorities, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The SEC, self-regulatory authorities and state securities commissions may conduct administrative proceedings that can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. Such administrative proceedings, whether or not resulting in adverse findings, can require substantial expenditures and can have an adverse impact on the reputation of a broker-dealer.

    Our broker-dealer subsidiaries are required by federal law to belong to the SIPC. If the SIPC fund were to fall below a certain amount, we would be required to pay annual assessments of up to 1% of adjusted gross revenues.

DIFFICULTY IN MEETING NET CAPITAL REQUIREMENTS MAY ADVERSELY AFFECT OUR ABILITY TO MAINTAIN OR GROW OUR BUSINESS.

    The SEC and the NYSE have stringent rules with respect to the net capital requirements of securities firms. Compliance with applicable net capital rules could limit operations of our broker-dealer subsidiaries, particularly operations such as underwriting and trading activities that require use of significant amounts of capital. A significant operating loss or extraordinary charge against net capital may adversely affect the ability of our broker-dealer subsidiaries to expand or even maintain their present levels of business.

MANY ASPECTS OF OUR BUSINESS INVOLVE SUBSTANTIAL RISKS OF LIABILITY.

    In the normal course of business, our subsidiaries have been named as defendants or co-defendants in lawsuits seeking substantial damages. We are also involved from time to time in governmental and self-regulatory agency investigations and proceedings. There has been an increased incidence of litigation in the financial services industry in recent years, including customer claims as well as class action suits seeking substantial damages.

                                USE OF PROCEEDS

    We estimate that the net proceeds from this offering will be approximately $397.0 million, after deducting the underwriters' discount and certain offering expenses. We expect to use a portion of the proceeds of this offering to pay a portion of the purchase price of the PCM acquisition. We will use the remaining proceeds for general corporate purposes, which may include other acquisitions. Pending the application of the net proceeds, we expect to invest the net proceeds from this offering in short-term, high quality, interest-bearing investments. If the PCM acquisition is not consummated, we will use the proceeds for general corporate purposes, which may include other acquisitions.

                                 CAPITALIZATION

    The following information sets forth our consolidated cash and capitalization as of March 31, 2001:

    (1) on an actual basis;

    (2) as adjusted to give effect to our recent private placement of approximately $567.3 million aggregate principal amount at maturity of LYONs at an aggregate issue price of $250 million; and

    (3) on a pro forma as adjusted basis to give effect to the LYONs private placement and issuance of $400 million of senior notes pursuant to this offering.

    This table does not reflect the PCM acquisition. This table should be read in conjunction with our consolidated financial statements and the related notes, in each case incorporated by reference into this prospectus supplement. See "Where You Can Find More Information".

                                                                        MARCH 31, 2001
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                                                           AS
                                                               ACTUAL    AS ADJUSTED    ADJUSTED
                                                              --------   -----------   ----------
                                                               (IN MILLIONS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $  556.1     $  800.5     $1,197.5
                                                              ========     ========     ========

Short-term debt:

  Short-term borrowings.....................................  $    4.9     $    4.9     $    4.9

  Other short-term debt(1)..................................      26.5         26.5         26.5
                                                              --------     --------     --------

    Total short-term debt...................................  $   31.4     $   31.4     $   31.4
                                                              ========     ========     ========

Long-term debt:

  Senior notes due 2006.....................................  $   99.8     $   99.8     $   99.8

  Senior notes due 2008.....................................                               400.0

  Other long-term debt, less current maturities(2)..........      92.7         92.7         92.7

  Liquid Yield Option Notes (LYONs).........................                  250.0        250.0
                                                              --------     --------     --------

    Total long-term debt....................................  $  192.5     $  442.5     $  842.5
                                                              ========     ========     ========

Stockholders' equity:

Common stock, $0.10 par value, 250,000,000 shares             $    6.3     $    6.3     $    6.3
  authorized; 62,849,994 shares outstanding(3)..............

Exchangeable shares, no par value, unlimited number of            10.4         10.4         10.4
  shares authorized; 2,770,772 shares outstanding...........

Preferred stock, $10.00 par value, 4,000,000 shares                 --           --           --
  authorized; 1 share outstanding...........................

Additional paid-in capital..................................     330.4        330.4        330.4

Deferred compensation and employee note receivable..........     (36.4)       (36.4)       (36.4)

Employee stock trust........................................     (81.2)       (81.2)       (81.2)

Deferred compensation employee stock trust..................      81.2         81.2         81.2

Retained earnings...........................................     624.7        624.7        624.7

Accumulated other comprehensive income, net.................      (7.7)        (7.7)        (7.7)
                                                              --------     --------     --------

    Total stockholders' equity..............................  $  927.7     $  927.7     $  927.7
                                                              --------     --------     --------

    Total capitalization....................................  $1,120.2     $1,370.2     $1,770.2
                                                              ========     ========     ========

------------------------

(1) Represents notes payable of our finance subsidiaries due within one year.

(2) Primarily represents notes payable of our finance subsidiaries. Claims of the note holders are limited to assets of the finance companies.

(3) Does not include 4,372,000 shares of common stock reserved for issuance upon conversion of the LYONs.

                          DESCRIPTION OF SENIOR NOTES

    The following description of the terms of the senior notes offered in this prospectus supplement and referred to in the prospectus as the "Debt Securities" supplements the description of the general terms of Debt Securities set forth in the prospectus, to which description reference is hereby made. The senior notes will constitute a series of Debt Securities and will be issued under the Senior Debt Indenture, dated as of February 9, 1996 between us and The Bank of New York, as trustee. The following summary of the senior notes should be read in conjunction with the description of the Debt Securities in the prospectus; this summary of senior notes and such description are qualified in their entirety by reference to the Senior Debt Indenture.

    The senior notes issued in this offering will be limited to $400,000,000 in aggregate principal amount, as a result of which, as of the closing date of this offering, $100,000,000 aggregate principal amount of Debt Securities will remain available to be offered by us under the registration statement of which this prospectus supplement and the accompanying prospectus form a part. These senior notes and any additional notes issued under the Senior Debt Indenture may be designated as a single series of notes, in which case they would vote together as a single class under the Senior Debt Indenture. The senior notes will constitute part of our senior debt and will rank equal in right of payment to all of our existing and future unsecured and unsubordinated debt. We are a holding company and the senior notes will be effectively subordinated to indebtedness of our subsidiaries. At March 31, 2001, indebtedness of such subsidiaries for money borrowed totaled approximately $124.1 million. Our rights and the rights of our creditors, including holders of senior notes, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization, or otherwise, will be subject to the prior claims of such subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. See "Description of Debt Securities--General" in the accompanying prospectus and "Risk Factors--Our holding company structure results in structural subordination and may affect our ability to make payments on the senior notes" in this prospectus supplement.

    The senior notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the senior notes will be issued in the form of a global note registered in the name of DTC or its nominee, as described below. The senior notes will bear
interest from             , 2001, at the annual rate set forth on the cover page
of this prospectus supplement. The senior notes will mature on            ,
2008. Interest on the senior notes will be payable semiannually on
and             , commencing             , 2001, to the persons in whose names
the senior notes are registered at the close of business on the preceding
            or             , respectively. The senior notes will not be
redeemable prior to maturity and will not be subject to any sinking fund.

    The Senior Debt Indenture permits the defeasance of Debt Securities upon the satisfaction of the conditions described under "Description of Debt Securities--Defeasance and Discharge" and "Description of Debt
Securities--Defeasance of Certain Obligations" in the accompanying prospectus. The senior notes are subject to these defeasance provisions.

BOOK-ENTRY PROCEDURES

    The senior notes will initially be issued in the form of a global note, which will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

    We will make principal and interest payments on the senior notes represented by the global note to DTC or its nominee, as the case may be, as the registered owner of the global note. We expect that

DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global note, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such global note as shown on the records of DTC. Neither we nor the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing customer instructions and customary practices, as is the case with securities registered in "street name." The instructions will be the responsibility of the participants.

    If DTC is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue senior notes in certificated form in exchange for beneficial interests in the global note. In addition, we may at any time determine not to have our senior notes represented by the global note, and, in such event, will issue senior notes in certificated form in exchange for beneficial interests in the global note. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in certificated form of senior notes equal in principal amount to such beneficial interest and to have such senior notes registered in its name. Senior notes issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

    We understand as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

    A further description of DTC's procedures with respect to the global note is set forth in the prospectus under "Description of Debt Securities--Global and Book-Entry Debt Securities." DTC has confirmed to us, the underwriters and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the senior notes will be made by the underwriters in immediately available funds. We will make all payments of principal and interest in immediately available funds so long as the senior notes are maintained in book-entry form.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the senior notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the senior notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the senior notes.

                                  UNDERWRITING

    We intend to offer the senior notes through the underwriters named below.
Subject to the terms and conditions of the pricing agreement dated             ,
2001, which incorporates by reference the underwriting agreement dated
            , 2001 (together, the "underwriting agreement"), we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of senior notes listed opposite their respective names below.

                                                             PRINCIPAL AMOUNT OF
UNDERWRITER                                                     SENIOR NOTES
-----------                                                  -------------------
Legg Mason Wood Walker, Incorporated.......................      $
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.....................................
Bear, Stearns & Co. Inc....................................
Goldman, Sachs & Co........................................
                                                                 ------------
Total......................................................      $400,000,000
                                                                 ============

    In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all senior notes offered hereby if any of such senior notes are purchased. If any underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may terminate.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and when conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and reject orders in whole or in part.

    We do not intend to apply for listing of the senior notes on a national securities exchange, but have been advised by certain of the underwriters that they presently intend to make a market in the senior notes offered hereby; however, the underwriters are not obligated to do so, and any market making activity may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the senior notes.

    Legg Mason Wood Walker, Incorporated, one of our wholly owned subsidiaries, is our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc.

    After the distribution of the senior notes is completed, due to certain regulatory restrictions arising from its affiliation with Legg Mason, Inc., Legg Mason Wood Walker, Incorporated will not be able to make a market in the senior notes or, except on a limited unsolicited basis, effect any transactions for the account of any customer in the senior notes. Other broker-dealers unaffiliated with Legg Mason, Inc. will not be subject to such prohibitions.

    Certain underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, including the distribution of our sponsored investment products. The referenced underwriters have received customary fees and commissions for these transactions.

COMMISSIONS AND DISCOUNTS

    The underwriters have advised us that they propose to offer the senior notes to the public at the initial offering price set forth on the cover page of this prospectus supplement. After the initial offering of the senior notes, the offering price and other selling terms may from time to time be varied by the underwriters.

                                 LEGAL MATTERS

    The validity of the senior notes will be passed upon for us by Shearman & Sterling, New York, New York, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The financial statements and financial statement schedules incorporated in this prospectus supplement and prospectus by reference to the Annual Report on Form 10-K of Legg Mason for the year ended March 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   PROSPECTUS

                                  $500,000,000

                                LEGG MASON, INC.

                                DEBT SECURITIES
                          CONVERTIBLE DEBT SECURITIES

    Pursuant to a "shelf" registration statement of which this prospectus is a part, we, Legg Mason, Inc., may offer notes, debentures or other debt securities, including debt securities which may be convertible into shares of our common stock, par value $.10 per share. Pursuant to this process, we may sell such debt securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale.

    This prospectus will describe the general terms of the debt securities and the general manner in which we will offer such securities. Each time we sell debt securities, we will provide a prospectus supplement that will contain the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which we will offer the securities.

    The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and the additional information described under "Where You Can Find More Information" carefully before you invest.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

                The date of this Prospectus is December 18, 2000

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................      3

THE COMPANY.................................................      4

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES.............      5

USE OF PROCEEDS.............................................      5

DESCRIPTION OF DEBT SECURITIES..............................      5

DESCRIPTION OF CAPITAL STOCK................................     18

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES................     20

ERISA MATTERS...............................................     21

HOLDING COMPANY STRUCTURE...................................     22

PLAN OF DISTRIBUTION........................................     22

LEGAL MATTERS...............................................     24

EXPERTS.....................................................     24

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:/ www.sec.gov. Our common stock is listed on the New York Stock Exchange under the Symbol "LM". Information about us also is available at the exchange.

    This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

    The SEC allows us to incorporate by reference much of the information we file with them. This means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. We incorporate by reference the documents listed below and any future filings we make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date our offering of securities has been completed or, if later, the date on which our affiliates cease offering and selling these securities:

    - Annual Report on Form 10-K for the year ended March 31, 2000.

    - Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000.

    - Current Reports on Form 8-K dated April 14, 2000 and May 9, 2000.

    - The description of our common stock, par value $.10 per share, contained in Amendment No. 4 to our Application for Registration on Form 8-A, filed April 25, 1997.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

                                Legg Mason, Inc.
                                100 Light Street
                           Baltimore, Maryland 21202
                           Attn: Corporate Secretary
                                 (410) 539-0000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus is current only as of the date hereof. Unless the context requires otherwise, the terms "Legg Mason," "we," "us," and "our" refers to Legg Mason, Inc. and its predecessors and subsidiaries.

                                  THE COMPANY

    We are a holding company which, through our subsidiaries, principally engages in providing the following services to individuals, institutions, corporations and municipalities:

    - asset management;

    - securities brokerage;

    - investment banking; and

    - other related financial services.

    Our principal asset management subsidiaries are:

       - Legg Mason Funds Management, Inc., which manages company-sponsored mutual funds;

       - Western Asset Management Company, which manages fixed income assets for our institutional clients;

       - Western Asset Management Company Limited, which manages fixed income for our institutional clients.

       - Batterymarch Financial Management, Inc., which manages U.S., international and emerging markets equity portfolios for our institutional clients;

       - Legg Mason Capital Management, Inc., which manages equity portfolios primarily for our individual and institutional accounts;

       - Brandywine Asset Management, Inc., which primarily manages equity portfolios for our institutional and high net worth individual clients;

       - Bartlett & Co., which manages equity, balanced and fixed income portfolios for our high-net worth individual and institutional clients;

       - LeggMason Investors Holdings plc, which primarily manages equity retail funds in the United Kingdom;

       - Gray, Seifert & Co., Inc., which primarily manages equity portfolios for our wealthy individual, family group, endowment and foundation clients;

       - Berkshire Asset Management, Inc., which manages equity and fixed income portfolios for individual investors and family groups;

       - Perigee Inc., which manages pension plans and mutual funds in Canada;
         and

       - Legg Mason Trust, fsb which is a federally chartered unitary thrift institution that provides services, including asset management services, for trusts established by clients.

All of these subsidiaries, except Legg Mason Trust, fsb, also serve as investment advisors to company-sponsored mutual funds and/or other company-structured investment products.

    Our principal broker-dealer subsidiary is Legg Mason Wood Walker, Incorporated, a full service broker-dealer and investment banking firm operating primarily in the Eastern and Southern regions of the United States.

    Our real estate finance subsidiary is Legg Mason Real Estate
Services, Inc., which is primarily engaged in commercial mortgage banking involving loan placement, loan servicing and supervision of investors' mortgage portfolios, discretionary and non-discretionary management of commercial real estate-related assets for institutional investors and real estate development advisory services.

    We were incorporated in Maryland in 1981 to serve as a holding company for Legg Mason Wood Walker and our other subsidiaries. The predecessor company to Legg Mason Wood Walker was formed in 1970 under the name Legg Mason & Co., Inc. to combine the operations of Legg & Co., a Maryland-based broker-dealer formed in 1899, and Mason & Company, Inc., a Virginia-based broker-dealer formed in 1962. Our subsequent growth has occurred through internal expansion as well as through our acquisitions of investment management, broker-dealer and commercial mortgage banking firms. Our principal offices are located at 100 Light Street, Baltimore, Maryland 21202. Our telephone number is (410) 539-0000.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

SIX MONTHS ENDED                       YEARS ENDED
 SEPTEMBER 30,                          MARCH 31,
----------------   ----------------------------------------------------
      2000           2000       1999       1998       1997       1996
      ----         --------   --------   --------   --------   --------
     2.3..           2.7        2.4        2.5        2.8        2.8

    The ratio of earnings to fixed charges was computed by dividing the sum of our earnings before income taxes plus fixed charges by fixed charges. Fixed charges consist of all interest and one-third of our rent expense (considered representative of the interest factor). As of the date hereof, we have no preferred stock outstanding.

                                USE OF PROCEEDS

    Except as may be described otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of our debt securities for general corporate purposes. This may include our continued expansion and diversification, both by internal growth and by acquisition, primarily of our securities brokerage and asset management businesses and repayment of our outstanding indebtedness. Pending any of the foregoing applications, the net proceeds may be invested temporarily in short-term, interest bearing securities.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions that are common to all debt securities that we may offer. Most of the financial terms and other specific terms of any debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. If the information in the prospectus supplement is different than information contained in this prospectus, you should rely on information in the prospectus supplement.

    The debt securities will constitute either senior debt (the "Senior Securities") or subordinated debt (the "Subordinated Securities") of Legg Mason. Senior Securities will be issued under the Indenture dated as of February 9, 1996 between us and The Bank of New York, as Trustee (the "Senior Trustee") (as it may be supplemented from time to time, the "Senior Indenture"). Subordinated Securities will be issued under a separate Indenture to be entered into between us and The Bank of New York (the "Subordinated Trustee") (as it may be supplemented from time to time, the "Subordinated Indenture"). We will refer to the Senior Indenture and the Subordinated Indenture together as the "Indentures" and each as an "Indenture." The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). We have filed forms of the indentures together with our Form S-3, filed with the SEC on January 11, 1996, and an execution copy of the Senior Indenture together with our Form 8-K, filed with the SEC on February 12, 1996. The term "Trustee" refers to either the Senior Trustee or the Subordinated Trustee, as the context requires.

    Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Indentures, including definitions of certain terms used in the Indentures. For example, in this section we use capitalized words to signify terms that have been specifically defined in the Indentures. Some of the definitions are repeated herein, but for the rest you will need to read the Indenture. We also include references in parentheses to certain sections of the Indentures or the TIA. Whenever we refer to particular sections or defined terms of the Indentures in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. Unless otherwise noted, the section numbers refer to both Indentures. Except as otherwise indicated, the terms of the Indentures are identical. As used in the discussion under the caption "Description of Debt Securities," the term "Company," "we" or "us" means Legg Mason, Inc.

GENERAL

    Neither Indenture limits the aggregate principal amount of debt securities that we may issue from time to time. Each Indenture provides that we may issue debt securities from time to time in one or more series. (Section 3.1) Unless otherwise specified in the prospectus supplement, the Senior Securities, when issued, will be our unsecured and unsubordinated obligations and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The Subordinated Securities, when issued, will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our Senior Debt (as defined in the Subordinated Indenture) under the circumstances described herein and in the applicable prospectus supplement. (Section 15.1 of the Subordinated Indenture) Substantially all of our assets are owned by our subsidiaries. Therefore, our rights and the rights of our creditors, including holders of debt securities, to participate in the distribution of the assets of any of our subsidiaries upon its liquidation, recapitalization or otherwise, will generally be subject to the prior claims of such subsidiary's creditors. In addition, dividends, loans and advances to us from certain of our subsidiaries, including Legg Mason Wood Walker, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and various domestic and foreign regulatory bodies.

    You should read the prospectus supplement for the following terms and provisions with respect to the offered debt securities:

    (1) the title of the debt securities;

    (2) whether the debt securities are Senior Securities or Subordinated Securities;

    (3) the aggregate principal amount, and any limit on the aggregate principal amount, of the debt securities;

    (4) the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form or in the form of Book-Entry Securities, as Registered Securities, Bearer Securities or both, any restrictions on the offer, sale or delivery of Bearer Securities and the terms, if any, upon which Bearer Securities may be exchanged for Registered Securities and vice versa (if permitted by applicable laws and regulations);

    (5) the circumstances under which any global securities or Book-Entry Securities may be registered to a Person other than the Depository for these global securities or Book-Entry Securities or its nominee;

    (6) the price or prices (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

    (7) the date or dates on which the debt securities will mature;

    (8) the rate or rates per annum at which the debt securities will bear interest, if any, and the date from which any such interest will accrue;

    (9) the Interest Payment Dates on which any such interest on the debt securities will be payable, the Regular Record Date for any interest payable on any debt securities which are registered securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global security on an Interest Payment Date will be paid;

   (10) any mandatory or optional sinking fund or analogous provisions;

   (11) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the debt securities will be payable;

   (12) each office or agency where, subject to the terms of the applicable Indenture as described below under "Form, Exchange, Registration and Transfer," the debt securities may be presented for registration of transfer or exchange;

   (13) the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions, which may include with respect to a particular series or particular debt securities within a series, a redemption option of Holders upon certain conditions, as defined in the applicable Indenture;

   (14) the denominations in which any debt securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are Bearer Securities will be issuable, if other than the denomination of $5,000;

   (15) the currency or currency units of payment of the principal of (and premium, if any) and interest on the debt securities;

   (16) any index or formula used to determine the amount of payments of the principal of (and premium, if any) and interest on the debt securities and the manner in which such amounts shall be determined;

   (17) the terms and conditions, if any, pursuant to which such debt securities are convertible or exchangeable into other securities, including our debt securities or common stock or securities of another company;

   (18) the terms pursuant to which such debt securities are subject to defeasance; and

   (19) any other terms of such debt securities.

Any prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

    We may issue debt securities as Original Issue Discount Securities. An Original Issue Discount Security is a debt security, including any Zero-Coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity of the debt security and which provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the Stated Maturity, determined in accordance with the terms of the debt security, shall become due and payable. (Sections 3.1 and 5.2) We will describe certain special United States federal income tax considerations applicable to debt securities sold at an original issue discount in any prospectus supplement relating to these debt securities. In addition, we will describe certain special United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars in any prospectus supplement relating to these debt securities.

    Under the Indentures, we will have the ability to issue debt securities with terms different from those of debt securities previously issued. In addition, we will have the ability, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of this series (unless a reopening was restricted when this series was created), in an aggregate principal amount determined by us. (Section 3.1)

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    FORM

    We may issue debt securities of a series in definitive form

     - solely as Registered Securities;

     - solely as Bearer Securities; or

     - as both Registered Securities and Bearer Securities. (Section 3.1)

    Unless otherwise indicated in the prospectus supplement, we will attach interest coupons to all Bearer Securities. (Section 2.1) The Indentures also provide that we may issue debt securities of a series in temporary or permanent global form and as Book-Entry Securities that will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") or another depository named by us and identified in a prospectus supplement with respect to such series. See "Global and Book-Entry Debt Securities." Each Bearer Security, and any coupon attached thereto, other than a temporary global Bearer Security will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code."

    In connection with its original issuance, we may not mail or otherwise deliver a Bearer Security (including a debt security exchangeable for a Bearer Security or a debt security in global form that is either a Bearer Security or exchangeable for Bearer Securities) to any location in the United States or to any United States person (as defined under "Limitations on Issuance of Bearer Securities"). Also, we may deliver a Bearer Security in connection with its original issuance only if the Person entitled to receive such Bearer Security furnishes written certification of the beneficial ownership of the Bearer Security as required by Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3) (or any comparable successor provisions). If you hold a Bearer Security in permanent global form, you must give certification of the beneficial owner's interest in such Bearer Security at the time such debt security is originally issued. See "Global and Book-Entry Debt Securities" and "Limitations on Issuance of Bearer Securities."

    EXCHANGE

    You may exchange Registered Securities of any series for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both Registered Securities and Bearer Securities, you as holder have the option to exchange Bearer Securities of such series into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

    If you surrender Bearer Securities in exchange for Registered Securities before the relevant date for payment of interest on such Bearer Securities, you must do so without the coupon relating to that date for payment of interest. Interest accrued as of that date will not be paid on the Registered Security but only to the holder of the coupon when due.

    You may not register a Book-Entry Security for transfer or exchange unless

     - the Depository or a nominee of the Depository notifies us that it is unwilling or unable to continue as Depository;

     - the Depository ceases to be qualified as required by the applicable Indenture;

     - we instruct the Trustee otherwise;

     - there exists an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the debt securities evidenced by such Book-Entry Securities; or

     - there exists such other circumstances if any, as may be specified in the prospectus supplement.

    You may present debt securities for exchange as provided above. You may present or surrender Registered Securities for registration of transfer or for exchange (with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in the prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Any transfer or exchange will be effected after the Security Registrar or a transfer agent, as the case may be, has verified the documents of title and identity of the person making the request.

    We may at any time rescind the designation of any transfer agent initially made by us and referred to in the prospectus supplement or approve a change in its location. We will be required, however, to maintain a transfer agent in each Place of Payment for any series of debt securities issuable solely as Registered Securities. For any series issuable as Bearer Securities, we will be required to maintain a transfer agent in a Place of Payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 10.2)

    If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption or publish such notice (in the case of Bearer Securities) and ending on the day of that mailing or publication, as the case may be, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed and except that we will continue to exchange Bearer Securities for Registered Securities if such Bearer Securities are simultaneously surrendered for redemption. (Section 7.5)

PAYMENT AND PAYING AGENTS

    If Bearer Securities are issued, unless otherwise indicated in the prospectus supplement, we will maintain an office or agency outside the United States for the payments of all amounts due on the Bearer Securities. Unless otherwise indicated in the prospectus supplement, payment of interest on any Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon for such Interest Payment Date. (Section 10.1) No payment with respect to any Bearer Security will be made at any office or agency of ours in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of the principal of, premium and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of our Paying Agent in The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.2)

    Unless otherwise indicated in the prospectus supplement, we will pay principal, interest, and premium, if any, on Registered Securities to you at the office of the Paying Agent as we may designate from time to time, except that we have the option to pay by wire transfer of immediately available funds or check mailed to the address of the entitled person in the Security Register. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Holders of Record on the Record Date. (Section 3.7)

    Unless otherwise indicated in the prospectus supplement, for payment with respect to Registered Securities, we will designate the Corporate Trust Office of our Trustee in The City of New York as our Paying Agent. For Payment with respect to debt securities which are issuable solely as Bearer Securities, or both as Registered Securities and Bearer Securities, we will maintain a Paying Agent outside of the United States. (Section 10.2) The prospectus supplement will name any Paying Agents outside the United States and any other Paying Agent in the United States initially designated by us for the debt securities. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the location of any office or agency, except that if debt securities of a series are issuable solely as Registered Securities, we will be required to maintain a Paying Agent in each Place of Payment for such series and, if debt securities of a series are issuable as Bearer Securities, we will be required to maintain (1) a Paying Agent in The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (2) a Paying Agent in a Place of Payment located outside the United States where debt securities of such series and any coupons relating to these debt securities may be presented and surrendered for payment. If the debt securities are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain a Paying Agent in any city located outside the United States required by such stock exchange. (Section 10.2)

    We will make payments of any amounts due on Book-Entry Securities registered in the name of the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner of the global security representing such Book-Entry Securities. We expect that the Depository, upon receipt of any amounts due on any debt securities, will credit immediately the accounts of the participants in amounts proportionate to their respective beneficial interests. Neither we, the Trustee, any Paying Agent nor the Securities Registrar for such debt securities will have any responsibility or liability for any aspects of the records relating to, or payments made on account of, such beneficial ownership interests in the Book-Entry Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    All moneys we pay to a Paying Agent for the payment of any amounts due on any debt securities which remain unclaimed at the end of two years after the amount has become due will be repaid to us and the Holder of such debt security or any coupon will thereafter be an unsecured general creditor and look only to us for payment of any such amount. (Section 10.3)

GLOBAL AND BOOK-ENTRY DEBT SECURITIES

    Debt securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identified in the prospectus supplement. If so specified in the prospectus supplement, debt securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary or permanent global debt securities, without interest coupons, to be deposited with a common depository in London for the benefit of the Euroclear System ("Euroclear") and Cedel Bank, Societe Anonyme ("Cedel") and credited to the accounts of the beneficial owners of such debt securities. (Section 3.4) Unless otherwise indicated by the prospectus supplement, on or after 40 days following its issuance, each temporary global debt security will be exchangeable for definitive Bearer Securities, definitive Registered Securities, all or a portion of a permanent global debt security, or any combination thereof, as specified in the prospectus supplement, only upon written certification in the form and to the effect described under "Form, Exchange, Registration and Transfer." No Bearer Security (including a debt security in permanent global form) delivered in exchange for a portion of a temporary or permanent global debt security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 3.5)

    An investor should be aware that when debt securities are issued in the form of global debt securities:

    - the investor cannot get debt securities registered in his or her own name;

    - the investor cannot receive physical certificates for his or her interest in the debt securities;

    - the investor must look to his or her own bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

    - the investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

    - the Depository's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global debt security. We and the Trustee have no responsibility for any aspect of the Depository's actions or for its records of ownership interests in the global security. We and the Trustee also do not supervise the Depository in any way; and

    - the Depository will usually require that interests in a global debt security be purchased or sold within its system using same-day funds.

    If debt securities to be sold in the United States are designated by us in a prospectus supplement as Book-Entry Securities, a global debt security representing the Book-Entry Securities will be deposited in the name of Cede & Co., as nominee for the Depository representing the securities to be sold in the United States. Upon such deposit of the Book-Entry Securities, the Depository shall credit an account maintained or designated by an institution to be named by us or any purchaser of the debt securities represented by the Book-Entry Securities with an aggregate amount of debt securities equal to the total number of debt securities that have been so purchased. The specific terms of any depository arrangement with respect to any portion of a series of debt securities to be represented by one or more global securities will be described in the prospectus supplement. Beneficial interests in such debt securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depository and the institutions that are Depository participants.

SUBORDINATION OF SUBORDINATED SECURITIES

    Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subordinated Securities.

    Upon any distribution of our assets in the event of any dissolution, winding up, liquidation or reorganization, the payment of any amounts due on the Subordinated Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt (Section 15.1 of the Subordinated Indenture). To that end, the holders of our Senior Debt shall be entitled to receive, for application to the payment of such debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Securities. (Section 15.2 of the Subordinated Indenture)

    By reason of such subordination, in the event of liquidation or insolvency, our creditors may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Subordinated Securities.

    In the event of the acceleration of the maturity of any Subordinated Securities, we must first pay the Holders of all Senior Debt outstanding at the time of such acceleration payment in full of all amounts due before we pay the Holders of the Subordinated Securities any payment upon the principal of (and premium, if any) or interest on, the Subordinated Securities. (Section 15.3 of the Subordinated Indenture)

    We may not make any payments on account of any amounts due in respect of the Subordinated Securities if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity of such Senior Debt, or if any judicial proceeding shall be pending with respect to any such default. (Section 15.4 of the Subordinated Indenture) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than our stock and certain subordinated securities) upon conversion of a Subordinated Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security. (Section 15.14 of the Subordinated Indenture)

    The Subordinated Indenture does not limit or prohibit us from incurring additional Senior Debt, which may include indebtedness that is senior to the Subordinated Securities, but subordinate to our other obligations. The Senior Securities constitute Senior Debt under the Subordinated Indenture.

    "Senior Debt" is defined to include the principal of (and premium, if any) and interest on all of our indebtedness (including indebtedness of others guaranteed by us), including our 6.50% Senior Notes due 2006, other than any obligations specifically designated as being subordinate in right of payment to Senior Debt, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is for money borrowed or evidenced by bonds, debentures, notes or similar instruments and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. (Section 1.1 of the Subordinated Indenture)

    The prospectus supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Securities of a particular series.

CONVERSION OR EXCHANGE RIGHTS

    The terms on which debt securities of any series are convertible into or exchangeable for other securities, including our debt securities or common stock or securities of another company will be set forth in the prospectus supplement relating to such securities. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the Holder or at our option, and may include provisions pursuant to which the number of shares or amount of the security to be received by the Holders of debt securities would be subject to adjustment. (Section 3.1 and Article XIV)

CERTAIN COVENANTS

    NEGATIVE PLEDGE. The Senior Debt Indenture provides that we and any successor corporation will not, and will not permit any Subsidiary (as defined in such Indenture) to create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by such Indenture) on the Voting Securities (as defined in such Indenture) of Legg Mason Wood Walker without making effective provision whereby the debt securities issued under such Indenture will be secured equally and ratably with such secured indebtedness. (Senior Debt Indenture, Section 10.7)

    Unless otherwise specified in any prospectus supplement, the Indentures contain no other restrictive covenants or other provisions providing for a put or increased interest or otherwise, including any that would afford holders of the debt securities protection in the event of a highly leveraged transaction involving us or any of our affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios and acquisitions and divestitures.

    CONSOLIDATION, MERGER OR SALE OF ASSETS. We, without the consent of the Holders of any of the Outstanding debt securities under the applicable Indenture, may consolidate with or merge with or into, or sell, lease, transfer or otherwise dispose of our assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge with or into us or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to us, provided that, among other things,

    - any successor Person assumes our obligations on the debt securities and under the applicable Indenture,

    - after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and

    - certain other conditions are met. (Section 8.1)

EVENTS OF DEFAULT

    You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection. (Section 5.1)

    What Is An Event of Default? The term "Event of Default" in respect of the debt securities of your series means any of the following:

    - we do not pay the principal of a debt security of your series on its due date;

    - we do not pay interest on a debt security of your series within 30 days of its due date;

    - we remain in breach of a covenant in respect of debt securities of your series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of your series;

    - we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur;

    - we do not pay an amount due at maturity on indebtedness of over $10 million for 30 days after we receive notice of such default. The notice must be sent by either the Trustee or holders of 25% of the aggregate principal amount of all outstanding debt securities under the relevant Indenture (treated as one class);

    - we default on indebtedness and, as a result, over $10 million of our indebtedness is accelerated and not cured within 30 days after we receive a written notice of default. The notice must be sent by either the Trustee or holders of 25% of the aggregate principal amount of all outstanding debt securities under the relevant Indenture (treated as one class); and

    - any other Event of Default in respect of debt securities of your series described in the prospectus supplement occurs. (Section 5.1)

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the Holders of at least a majority in principal amount of the debt securities of the affected series. (Section 5.2)

    Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the

Trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 5.7 and TIA Section 315) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 5.12) No delay or omission in exercising any right or remedy will be treated as a waiver of such right, remedy or Event of Default. (Section 5.11)

    Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

    - you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

    - the Holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

    - the Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity;

    - the holders of a majority in principal amount of the debt securities must not have given the Trustee a direction inconsistent with the above notice. (Section 5.12)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. (Section 5.8)

    Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium, interest or (2) in respect of a covenant that cannot be modified or amended without the consent of each Holder. (Section 5.13)

    If your securities are held for you by a bank or brokerage firm, you should consult such bank or brokerage firm for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

    Each Indenture contains a covenant that we will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 10.8 of the Senior Indenture; Section 10.7 of the Subordinated Indenture)

DEFEASANCE AND DISCHARGE

    If so specified with respect to any particular series of debt securities, we may discharge our indebtedness and our obligations or certain of our obligations under the applicable Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee. (Section 4.3)

    If so specified with respect to the debt securities of any series, we will be discharged from our obligations in respect of the debt securities of such series (except for certain obligations relating to temporary debt securities and exchange of debt securities, registration of transfer or exchange of debt securities of such series, replacement of stolen, lost or mutilated debt securities of such series, maintenance of paying agencies to hold monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit in trust to your benefit and the benefit of all other holders of debt securities of a combination of money and U.S. Government Obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. (Section 4.6)

    Such a trust may only be established if, among other things:

    - we have delivered to the applicable Trustee an opinion of counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves;

    - the debt securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge; and

    - in the case of the Subordinated Securities, no default with respect to any Senior Debt has occurred and is continuing or has resulted in the acceleration of such Senior Debt.

    In the event of any such defeasance and discharge of debt securities of such series, holders of debt securities of such series would be able to look only to such trust fund for payment of principal of and any premium and any interest on their debt securities until Maturity. (Section 4.6)

DEFEASANCE OF CERTAIN OBLIGATIONS

    If so specified with respect to the debt securities of any series, we may omit to comply with any covenants applicable to such debt securities which are subject to covenant defeasance and any such omission shall not be an Event of Default with respect to the debt securities of such series, upon the irrevocable deposit in trust to your benefit and the benefit of all other Holders of debt securities of a combination of money and U.S. Government Obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. (Sections 4.5 and 4.6) Our obligations under the applicable Indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 4.5) Such a trust may be established only if, among other things,

    - under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves; and

    - the debt securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge. (Section 4.6)

    In the event we exercise our option to omit compliance with the covenants described under "Covenants" above with respect to the debt securities of any series or in any prospectus supplement with respect to the debt securities of such series and such debt securities are declared due and payable because of the occurrence of any Event of Default and the amount of money and U.S. Government Obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Default, then we will in any event remain liable for such payments as provided in the Indentures.

    The Trustee must deliver or pay to us from time to time, upon our request, any amounts held by it with respect to any debt securities which, in the opinion of a nationally recognized firm of independent public accountants, are in excess of the amount which would then be required to be deposited to effect a satisfaction, discharge or defeasance, as the case may be, with respect to such debt securities.

MODIFICATION AND WAIVER

    There are three types of changes we can make to the indentures and the debt securities.

    CHANGES NOT REQUIRING APPROVAL

    First, there are changes that we and the Trustee may make without the consent of the Holders. These include changes to:

    - secure any debt securities in a manner not prohibited under the Indentures;

    - evidence the assumption by a successor corporation of our obligations;

    - add covenants for the protection of the holders of debt securities;

    - cure any ambiguity or correct any inconsistency in an Indenture;

    - establish the forms or terms of debt securities of any series; and

    - evidence the acceptance of appointment by a successor trustee.
      (Section 9.1)

    CHANGES REQUIRING EACH HOLDER'S APPROVAL

    Second, there are changes that we and the Trustee cannot make without the approval of each holder of debt securities affected by the change. We cannot:

    - change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such debt security;

    - reduce the principal amount of (and premium, if any) or interest on, any such debt security;

    - change any obligation of us to pay additional amounts;

    - reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the maturity thereof;

    - change the coin or currency in which any debt security or any premium or interest thereon is payable;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

    - adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such debt security (if applicable);

    - in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Securities;

    - reduce the percentage in principal amount of Outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults;

    - reduce the requirements contained in the applicable Indenture for quorum or voting;

    - change any obligations of us to maintain an office or agency in the places and for the purposes required by the Indentures; or

    - modify any of the above provisions. (Section 9.2)

    CHANGES REQUIRING MAJORITY APPROVAL

    Unless otherwise specified in the prospectus supplement for such series, any other change to the Indentures and the debt securities of such series may be made by us and the Trustee under the applicable Indenture with the consent of the holders of not less than a majority in principal amount of the Outstanding debt securities of those series affected by such change (voting as one class).

    Unless otherwise specified in the prospectus supplement for such series, the same majority approval would be required for us to obtain a waiver of any of our covenants in each Indenture and, if applicable, the debt securities of such series. If the holders agree to waive a covenant, we will not have to comply with it. Unless otherwise specified in the applicable prospectus supplement for such series, the same majority approval would also be required for us to obtain a waiver of any past default under the applicable Indenture, except a default

    - in the payment of principal of (and premium, if any) or any interest on any debt security, and

    - in respect of a covenant or provision of the applicable Indenture and, if applicable, such debt securities, which cannot be modified or amended without the consent of the holder of each Outstanding debt security. (Section 5.13)

NOTICES

    Except as otherwise provided in the applicable Indenture, we will give notices to Holders of Bearer Securities by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such debt securities. We will give notices to Holders of Registered Securities by mail to the address of such Holders as they appear in the Security Register. (Section 1.6)

TITLE

    Title to any temporary global debt security, any Bearer Securities (including Bearer Securities in permanent global form) and any coupons relating thereto will pass by delivery. We, the Trustee and any of our or the Trustee's agents may treat the bearer of any Bearer Security, the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such debt security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 3.8)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    We will replace any mutilated debt security or a debt security with a mutilated coupon attached thereto at the expense of the Holder upon surrender of such debt security to the Trustee. We will replace debt securities or coupons that became destroyed, stolen or lost at the expense of the Holder upon delivery of the Trustee of the debt security and coupons or evidence of the destruction, loss or theft thereof satisfactory to us and the Trustee. We will replace any coupon which becomes destroyed, stolen or lost by issuance of a new debt security in exchange for the debt security to which such coupon appertains. In the case of a destroyed, lost or stolen debt security or coupon, we may require an indemnity satisfactory to the Trustee and us at the expense of the Holder of such debt security or coupon before a replacement debt security will be issued. (Section 3.6)

GOVERNING LAW

    The Indentures, the debt securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. (Section 1.13)

REGARDING THE TRUSTEE

    The Indentures contain limitations on the right of a Trustee, as our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. (Section 6.11) In addition, a Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under one of the Indentures it is our creditor. (Section 6.9) We and our subsidiaries may from time to time maintain deposit accounts and credit facilities and conduct our banking transactions with a Trustee in the ordinary course of business. (Section 6.4)

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.10 per share, and 4,000,000 shares of preferred stock, par value $10.00 per share. As of November 30, 2000, we had 62,059,745 shares of common stock and one share of preferred stock outstanding. Prior to the issuance of Convertible Debt Securities under the Indentures, we may need to increase our authorized common stock, which would require the approval of our stockholders.

COMMON STOCK

    Holders of our common stock are entitled to:

    - one vote per share on matters to be voted upon by the stockholders;

    - receive dividends out of funds legally available for distribution when and if declared by our board of directors; and

    - share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after provisions for distributions to the holders of any preferred stock.

    We may not pay any dividend (other than in shares of our common stock) or make any distributions of assets on shares of our common stock until cumulative dividends on any preferred stock then outstanding have been paid.

    Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares which may be issued upon conversion of the Convertible Debt Securities will be, when issued, fully paid and nonassessable.

    The holders of our common stock do not have cumulative voting rights. This means that holders of more than half of the shares can elect all of the directors and holders of the remaining shares will not be able to elect any directors. Our By-laws provide for a classified board of directors consisting of three classes with staggered three-year terms.

TRANSFER AGENT

    The transfer agent and registrar for our common stock is First Union National Bank, Charlotte, North Carolina.

PREFERRED STOCK

    Our Articles of Incorporation authorize our board of directors to issue shares of preferred stock, par value $10.00 per share, and to fix the terms (including voting rights, dividends, redemption and conversion provisions, if any, and rights upon liquidation) of any shares issued. Outstanding shares of preferred stock that are redeemed or are converted to common stock are restored to the status of authorized and unissued shares of preferred stock issuable in series by our board of directors.

    On May 26, 2000, we issued one special voting share of preferred stock in connection with our acquisition of Perigee Inc. This special voting share provides the holders of exchangeable shares of our subsidiary, Legg Mason Canada Holdings Ltd., with substantially the same voting rights as the holders of our common stock. The special voting share has a number of votes, which may be cast at a Legg Mason stockholders' meeting, equal to the number of exchangeable shares outstanding. As of November 30, 2000, there were 3,026,991 exchangeable shares outstanding.

    Our board of directors has the authority, under our Articles of Incorporation, to classify or reclassify any unissued preferred stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

TWO-TIER BUSINESS COMBINATION PROVISIONS

    Maryland law requires the affirmative vote of at least a majority of all of the outstanding shares entitled to vote to approve a merger, consolidation, share exchange or disposition of all or substantially all of our assets. Our Articles of Incorporation require the affirmative vote of not less than 70% of our then outstanding voting shares to approve any "business combination" of us with any "Related Person" unless certain conditions have been met. In addition, the 70% vote must include the affirmative vote of at least 55% of the outstanding shares of voting stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the business combination may be greater than the 70%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of 15% or more of the outstanding shares of our voting stock, including any affiliate or associate of such person or entity. The term "business combination" is defined to include a wide variety of transactions between us and a Related Person, including a merger, consolidation, share exchange or sale of assets having a fair market value greater than 10% of the book value of our consolidated assets.

    However, if the Related Person pays a "fair price" to our stockholders in the transaction, the 70% requirement would not be applicable and the proposed business combination could be approved by a simple majority of the stockholders unless otherwise required by Maryland law, provided that such affirmative vote includes at least 55% of the voting stock held by persons other than the Related Person. Under our Articles of Incorporation, the "fair price" must be at least equal to the greater of

    - the highest price paid or agreed to be paid by the Related Person to purchase shares of our common stock during the 24-month period prior to the taking of such vote; or

    - the highest market price of the common stock during the 24-month period prior to the taking of such vote; or

    - the per share book value of our common stock at the end of the calendar quarter immediately preceding the taking of such vote.

In addition, the "fair price" consideration to be received by our stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of our common stock.

    The special voting provisions are not applicable to a business combination authorized by our board of directors by a vote which includes a majority of our "Disinterested Directors". A Disinterested Director is defined to include any member of our board of directors who is not the Related Person (or an affiliate or associate of the Related Person) and who was a director prior to the time that the Related Person became a Related Person, and any successor of a Disinterested Director who is not the Related Person (or an affiliate or associate of the Related Person) and who is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on our board of directors.

    Our special voting provisions may not be amended, altered, changed or repealed except by the affirmative vote of at least 70% of the shares of stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 55% of the outstanding shares of stock entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal was proposed by our board of directors by a vote which includes a majority of the Disinterested Directors.

    The business combination provisions under our Articles of Incorporation could have the effect of delaying, deterring or preventing a change in control. Any possible change in control could also be affected by the applicability of certain Maryland anti-takeover statutes dealing with business combinations and acquisitions of controlling blocks of shares, as well as by our classified board of director provisions.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations,

    - Bearer Securities (including debt securities that are exchangeable for Bearer Securities and debt securities in permanent global form that are either Bearer Securities or exchangeable for Bearer Securities) may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) except as otherwise permitted by Treasury Regulation
      Section 1.163-5(c)(2)(i)(D) including offers and sales to offices located outside the United States of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)) which agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or
      (C) of the Code (as defined below) and the regulations thereunder; and

    - any underwriters, agents and dealers participating in the offering of Bearer Securities must agree in writing that they will not offer, sell or resell any Bearer Securities to persons within the United States or to United States persons (except as described above) nor deliver Bearer Securities within the United States.

In addition,

    - any such underwriters, agents and dealers must have in effect, in connection with the offer and sale of the Bearer Securities, procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling the debt securities are aware that Bearer Securities cannot be offered or sold to a person who is within the United States or is a United States person except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D);

    - the owner of the Bearer Security (or the financial institution or clearing organization through which the owner holds the obligation) must certify that the owner is not a United States person; and

    - Bearer Securities and any coupons attached thereto must bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code."

Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws.

    As used herein, "United States person" means:

    (1) an individual who is, for United States Federal income tax purposes, a citizen or resident of the United States,

    (2) a corporation, partnership or one of certain other entities created or organized in or under the laws of the United States or of any political subdivision thereof, or

    (3) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

"United States" means the United States of America (including the States and the District of Columbia), its territories and its possessions.

                                 ERISA MATTERS

    The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose certain restrictions on

    (1) "employee benefit plans" (as defined in Section 3(3) of ERISA),

    (2) "plans" described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans,

    (3) entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each of (a), (b) and (c) a "Plan"), and

    (4) persons who have certain specified relationships to Plans ("parties in interest" under ERISA and "disqualified persons" under the Code).

    In addition to the foregoing exemptions, certain insurance company general accounts, which support policies issued by an insurer on or after December 31, 1998 to or for the benefit of Plans, are allowed to purchase debt securities in reliance upon regulations promulgated by the Department of Labor pursuant
Section 1460 of the Small Business Job Protection Act of 1996. If such policies satisfy the Section 1460 regulations, then the insurer will be deemed in compliance with ERISA's fiduciary requirements and prohibited transaction rules with respect to those assets of the insurer's general account which supports such policies.

    ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and both ERISA and the Code prohibit certain transactions between a Plan and parties in interest or disqualified persons.

    Because of our activities or the activities of our affiliates, we may be deemed to be a party in interest or disqualified person with respect to a number of Plans (e.g., those to which we provide brokerage, investment or other financial services). If the debt securities are acquired and held by a Plan with respect to which we are a party in interest or disqualified person, such acquisition and holding could be deemed to be a direct or indirect prohibited transaction, which could result in the imposition of taxes or penalties on the parties to the prohibited transaction.

    Such transactions may, however, be exempt from the otherwise applicable taxes and penalties by reason of one or more statutory or administrative exemptions such as those described below. Such administrative exemptions may include

    - Prohibited Transaction Class Exemption ("PTE") 95-60, 60 FR 35925, July 12, 1995, which exempts certain transactions involving insurance company general accounts;

    - PTE 90-1, 55 FR 2891, January 29, 1990, which exempts certain transactions involving insurance company pooled separate accounts;

    - PTE 91-38, 56 FR 31966, June 12, 1991, which exempts certain transactions involving bank collective investment funds; and

    - PTE 84-14, 49 FR 9494, March 13, 1984, which exempts certain transactions entered into on behalf of a Plan by a qualified professional asset manager.

If the conditions of one or more of these exemptions (or some other applicable exemption) are met, the acquisition and holding of the debt securities by or on behalf of a Plan should be exempt from certain of the prohibited transaction provisions of ERISA and the Code. It should be noted, however, that even if such conditions are met, the scope of relief provided by such exemptions may not necessarily cover all acts that might be construed as prohibited transactions under ERISA and the Code.

    Further, each Plan fiduciary should take into account, among other considerations,

    - whether the fiduciary has the authority to make the investment;

    - whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person;

    - the composition of the Plan's portfolio with respect to diversification by type of asset;

    - the Plan's funding objectives; the tax effects of the investment; and

    - whether under the general fiduciary standards of investment procedure and diversification an investment in the debt securities is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and all other appropriate factors.

    Prior to making an investment in the debt securities, a Plan investor must determine whether we are a party in interest or disqualified person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above, and whether the investment is otherwise a permissible and appropriate investment for the Plan. Prospective investors should consult with their legal and other advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances.

                           HOLDING COMPANY STRUCTURE

    We are a holding company and our assets consist primarily of investments in our subsidiaries. A substantial portion of our consolidated liabilities have been incurred by our subsidiaries. Our rights and the rights of our creditors, including Holders of debt securities, to participate in the distribution of assets of any subsidiary upon liquidation or reorganization of this subsidiary or otherwise will be subject to prior claims of such subsidiary's creditors, including trade creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Accordingly, the Holders of debt securities may be deemed to be effectively subordinated to such claims. As of September 30, 2000, our subsidiaries had a total of approximately $3.5 billion of outstanding liabilities, including indebtedness.

    Our ability to service our indebtedness and other obligations, including the debt securities, and our ability to pay dividends on our common stock is dependent primarily upon the earnings and cash flow of our subsidiaries and the distribution or other payment to us of such earnings and cash flow.

                              PLAN OF DISTRIBUTION

    We may sell debt securities being offered by this prospectus in three ways:
(1) to or through underwriters or dealers, which may include Legg Mason Wood Walker, (2) directly to other purchasers, or (3) through agents. The prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including

    - the name or names of any underwriters, dealers or agents;

    - the price of the offered debt securities;

    - the net proceeds to us from such sale;

    - any underwriting discounts or other items constituting underwriters' compensation;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which the debt securities may be listed.

    If we use underwriters in the sale of the debt securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the debt securities. The debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public price or at varying prices determined at the time of sale. We will name the underwriter or underwriters with respect to a particular underwritten offering of debt securities in the prospectus supplement relating to such offering, and if an underwriting syndicate is used, we will name the managing underwriter or underwriters on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or agents to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the debt securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If we use a dealer to offer and sell any debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

    Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent--in each case, less other expenses attributable to issuance and distribution. Underwriters, agents, and dealers participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

    Each underwriter, dealer and agent participating in the distribution of any debt securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, debt securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D). See "Limitations on Issuance of Bearer Securities."

    Each underwriter, dealer and agent participating in the distribution of any Securities will agree that

    - it will not offer or sell any debt securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995;

    - it will comply with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

    - it will only issue or pass on in the United Kingdom any document in connection with the issue of the debt securities to a person who is of a kind described in Article 8 of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) (No. 2) Order 1995 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

    We may issue series of debt securities with no established trading market. Any underwriters to whom debt securities are sold by us for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities.

    If so indicated in the prospectus supplement, one or more firms, including Legg Mason Wood Walker, which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the prospectus supplement.

    Remarketing firms, agents, dealers, and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.

    Legg Mason Wood Walker, our affiliate, may participate in distributions of the debt securities. Accordingly, each offering of debt securities and any market-making activities by Legg Mason Wood Walker with respect to debt securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding a NASD member firm's distributing the securities of an affiliate. Following the initial distribution of any debt securities, Legg Mason Wood Walker may offer and sell debt securities in the course of its business as a broker-dealer. Legg Mason Wood Walker may act as principal or agent in such transactions. This prospectus may be used by Legg Mason Wood Walker in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. Legg Mason Wood Walker is not obligated to make a market in any debt securities and may discontinue any market-making activities at any time without notice.

                                 LEGAL MATTERS

    The validity of the debt securities offered hereby will be passed upon for us by Shearman & Sterling, New York, New York, who will rely on the opinion of Robert F. Price, Esq., our General Counsel, as to all matters of Maryland law. Mr. Price beneficially owns, or has rights to acquire under our employee benefit plan, less than one percent of our common stock.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules of Legg Mason and its subsidiaries as of March 31, 2000 and 1999 and for each of the years in the three-year period ended March 31, 2000, incorporated in this Registration Statement by reference to Legg Mason's Annual Report on Form 10-K for the year ended March 31, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

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                                  $400,000,000

                                LEGG MASON, INC.

                            % SENIOR NOTES DUE 2008

                             ----------------------

                             PROSPECTUS SUPPLEMENT
                          ----------------------------

                            LEGG MASON WOOD WALKER,
                                  INCORPORATED

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                              GOLDMAN, SACHS & CO.

                                 JUNE   , 2001

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